Exhibit 99.1

BitNile Holdings’ Subsidiary, TurnOnGreen, to Be Acquired by BitNile Holdings’ Subsidiary, Imperalis Holding Corp. (OTC Pink: IMHC), Creating a Publicly Traded EV Charging and Power Solutions Company

BitNile to Distribute Approximately 140 Million Shares and an Equal Number of Warrants to Purchase Shares of TurnOnGreen to BitNile Holdings’ Stockholders

Las Vegas, NV, March 21, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), announced today that it and its subsidiary TurnOnGreen, Inc., an electronic vehicle (“EV”) charging and power solutions company (“TurnOnGreen”), have entered into a securities purchase agreement (the “SPA”) with Imperalis Holding Corp. (OTC Pink: IMHC) (“Imperalis”), a publicly traded subsidiary of BitNile, whereby TurnOnGreen will, upon closing, become a subsidiary of Imperalis (the “Acquisition”).

Upon completion of the Acquisition, which is contingent upon the completion of an audit of TurnOnGreen and each party’s satisfaction or waiver of certain customary closing conditions set forth in the SPA, Imperalis will change its name to TurnOnGreen and, through an upstream merger whereby the current TurnOnGreen shall cease to exist, have two operating subsidiaries, TOG Technologies Inc. and Digital Power Corporation. Promptly following the closing of the Acquisition, Imperalis will dissolve its three dormant subsidiaries. Subsequent to the Acquisition, BitNile will assist TurnOnGreen in pursuing an uplisting to the Nasdaq Capital Market, subject to Nasdaq’s seasoning rules and other criteria for listing.

The Company anticipates that stockholders of BitNile will in due course receive a dividend of securities of TurnOnGreen. BitNile expects to distribute to BitNile stockholders approximately 140 million of its common shares and an equal number of warrants to purchase such shares of TurnOnGreen at the time of the record date to be set therefor, subject to regulatory approval and compliance with US federal securities laws.

Milton “Todd” Ault, III, the Company’s Executive Chairman, said, “We are excited to sponsor the acquisition of TurnOnGreen by Imperalis that will, upon closing of the SPA, result in a publicly traded company, TurnOnGreen, dedicated to continuing the development, manufacturing and sales of its proprietary power solutions and EV charging systems serving both residential and commercial segments. We look forward to TurnOnGreen’s contribution towards enabling the electrification of American vehicles and its participation in reshaping the nation’s infrastructure to support this green technology.” Ault continued, “We structured this transaction to benefit our stockholders who have been supportive of our transformation from a power solutions company in 2016 to a diversified holding company serving multiple sectors and developing and deploying an array of innovative technologies and products. We believe this transaction, creating a pureplay public company focused on EV chargers and power solutions, will be accretive in value for our stockholders.”

Upon the closing of the Acquisition, TurnOnGreen will continue to be led by its Chief Executive Officer, Amos Kohn and its Chief Revenue Officer, Marcus Charuvastra.

“We look forward to the closing of the acquisition and the ability of TurnOnGreen to leverage public markets to drive the development and distribution of our innovative technology,” said Amos Kohn, CEO of TurnOnGreen. “TurnOnGreen has a team of experienced professionals, and we are excited about the stockholders of BitNile becoming stockholders of TurnOnGreen and together continuing the journey to deliver on the vision of making green energy technology a part of our everyday lives.”

For more information on TurnOnGreen’s product line, please visit www.TurnOnGreen.com.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

About TurnOnGreen, Inc.

TurnOnGreen, Inc. designs and manufactures innovative, feature-rich, and top-quality power products for mission-critical applications, lifesaving and sustaining applications spanning multiple sectors in the harshest environments. The diverse markets we serve include defense and aerospace, medical and healthcare, industrial, telecommunications and e-Mobility. TurnOnGreen brings decades of experience to every project, working with our clients to develop leading-edge products to meet a wide range of needs. TurnOnGreen’s headquarters are located at Milpitas, CA; www.TurnOnGreen.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235